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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/X/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
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                       NORRIS COMMUNICATIONS CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ /  $500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/X/  Fee paid previously with preliminary materials.

/ /  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:
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                    [NORRIS COMMUNICATIONS CORP. LETTERHEAD]



                                  July 29, 1996



Dear Stockholder:

         In accordance with the proxy materials previously sent to you or your broker, Norris Communications Corp. held its Special General Meeting of
Stockholders at 9:00 a.m. on Thursday, July 25, 1996. At this meeting, Proposals
1,3,4,5,6,7,8 and 9 were approved by the stockholders and the meeting was adjourned until 9:00 a.m. on August 23, 1996 at the Company's headquarters so that further consideration could be given to Proposal 2. Proposal 2, if approved, would authorize the Company to change its domicile and reincorporate in Delaware.

         Our records indicate that we have not yet received a proxy from you or your broker casting your vote on Proposal 2. Enclosed is a second copy of the proxy, a copy of which was previously sent to you or your broker. In the event you have misplaced the proxy statement sent concurrently with the proxy and desire to receive an additional copy, please contact Robert Putnam at the Company by calling (619) 679-1504. We would sincerely appreciate receiving your vote on Proposal 2 as promptly as possible . To do so, please submit your vote by returning the enclosed proxy as soon as possible.

         The Board of Directors recommends that the shareholders vote to approve
Proposal 2.


                                          Sincerely,


                                          NORRIS COMMUNCATIONS CORP.


                                          R. Gordon Root
                                          President and Chief Executive Officer